Hologic Appoints Scott Garrett to Board of Directors

Expands Board to Ten Directors

BEDFORD, Mass., May 8, 2013 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced that it has appointed Scott T. Garrett to the Company's newly expanded Board of Directors. Mr. Garrett will serve on the Company's Corporate Development Committee.

Mr. Garrett has more than 35 years of experience in the global healthcare industry. He is currently an Operating Partner with Water Street Healthcare Partners, a strategic private equity firm focused exclusively on the healthcare industry. Previously, Mr. Garrett served as Chairman, President, and Chief Executive Officer of Beckman Coulter, a leading biomedical testing company. During Mr. Garrett's nearly 10-year tenure with Beckman Coulter, he significantly refined the Company's overall business strategy and operating model, managed a highly effective executive team and executed numerous strategic acquisitions. Prior to that, Mr. Garrett served as Vice Chairman and Interim Chief Executive Officer of Kendro Laboratory Products, and earlier, as Chairman, President and Chief Executive Officer of Dade Behring. He began his career at American Hospital Supply Corporation and continued there after the company was acquired by Baxter International, ultimately serving as Chief Executive of Baxter's global laboratory business, Baxter Diagnostics.

"Scott's expertise is highly complementary to the Hologic Board and we are pleased to welcome him as a new independent director," said David LaVance, Jr., Chairman of the Hologic Board of Directors. "Through his more than 35 years working in the life sciences and medical device industries, Scott has amassed a wealth of experience, with a particular focus on diagnostics. Scott will bring unique perspectives and insights to our Board. The Board and I look forward to working with Scott to create value for all of our stakeholders, including stockholders, employees, clinicians and the patients that they serve."

"Scott is a proven business leader who brings a strong track record of value creation to our Board," said Rob Cascella, President and Chief Executive Officer. "His extensive industry experience will be invaluable as we continue to develop our diagnostics portfolio and international expansion programs. We will benefit from Scott's guidance as we execute our strategy to achieve long-term growth across each of Hologic's franchises."

Mr. Garrett said, "Hologic's strengths and leading market positions provide outstanding opportunities for continued growth and value creation. I look forward to working alongside my fellow directors and the Hologic management team to contribute to the Company's success."

With the addition of Mr. Garrett, the Hologic Board now consists of ten directors, eight of whom are independent.

About Scott Garrett:

Mr. Garrett is an Operating Partner with Water Street Healthcare Partners, a strategic private equity firm focused exclusively on the healthcare industry. From 2002 to 2011, Mr. Garrett served in various senior roles at Beckman Coulter, a leading biomedical testing company, including President of Clinical Diagnostics, Chief Operating Officer, and ultimately, Chairman, President and Chief Executive Officer. Before joining Beckman Coulter, from 1999 to 2001, he served as Vice Chairman and Interim CEO of Kendro Laboratory Products. In 1998, Mr. Garrett founded Garrett Capital Advisors LLC, a private equity firm focused on venture investments in the life sciences and medical device industries, and partnered with members of the Water Street team to build a group of leading healthcare companies. From 1994 to 1998, Mr. Garrett was Chairman, President and Chief Executive Officer of Dade Behring (known as Dade International until its merger with Behring Diagnostics in 1997), where he helped build the Company into one of the world's largest clinical diagnostics companies. From 1975 to 1994, he served in positions of increasing responsibility at Baxter International Inc. and American Hospital Supply Corporation (which was acquired by Baxter in 1985), including Chief Executive of Baxter Diagnostics, the Company's global laboratory business.

Mr. Garrett received a Master's degree in Business Administration from the Lake Forest Graduate School of Management, and a Bachelor of Science in Mechanical Engineering degree from Valparaiso University.

Mr. Garrett is an active member of the Advanced Medical Technology Association (AdvaMed). He has a combined tenure of 10 years on AdvaMed's board of directors and was instrumental in founding AdvaMedDx, an industry association focused on in vitro diagnostics. Mr. Garrett currently serves as the Chairman of MarketLab, as a director of Immucor, Inc., and as a director of Genesys Works, a non-profit organization dedicated to the advancement of inner city high school students.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Investor Relations and Media Contacts:

Deborah R. Gordon Vice President, Investor Relations (781) 999-7716 deborah.gordon@hologic.com	Al Kildani Senior Director, Investor Relations (858) 410-8653 al.kildani@hologic.com